Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039
Celanese Corporation Reports First Quarter 2019 Earnings;
Reaffirms 2019 Full Year and Long-Term Outlook

Dallas, April 22, 2019: Celanese Corporation (NYSE: CE), a global chemical and specialty materials company, today reported first quarter GAAP diluted earnings per share of $2.64 and adjusted earnings per share of $2.62 on net sales of $1.7 billion. Despite a challenging business environment, the Company delivered sequential growth in operating profit and adjusted EBIT due to the resiliency of the Engineered Materials and Acetyl Chain commercial models and continued stability in Acetate Tow. In the quarter, Celanese generated operating cash flow of $307 million and free cash flow of $224 million, both first quarter records. The Company reaffirmed its full year 2019 guidance for both adjusted EPS and free cash flow. Celanese continues to strategically invest in high return organic projects with recently announced incremental expansions in both Engineered Materials and the Acetyl Chain.
First Quarter 2019 Financial Highlights:

	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
	(unaudited)
	(In $ millions)
Operating Profit (Loss)
Engineered Materials	144	95	127
Acetate Tow	40	19	46
Acetyl Chain	202	211	253
Other Activities	(66)	(66)	(83)
Total	320	259	343

	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
	(unaudited)
	(In $ millions, except per share data)
Net Earnings (Loss)	338	101	365

Adjusted EBIT(1)(2)
Engineered Materials	183	150	182
Acetate Tow	72	53	78
Acetyl Chain	203	215	253
Other Activities	(37)	(25)	(39)
Total	421	393	474

Equity Earnings and Dividend Income, Other Income (Expense)
Engineered Materials	46	49	54
Acetate Tow	32	25	32

Operating EBITDA(1)	502	471	553
Diluted EPS - continuing operations	$2.64	$0.73	$2.68
Diluted EPS - total	$2.63	$0.75	$2.66
Adjusted EPS(1)	$2.62	$2.38	$2.79

Net cash provided by (used in) investing activities	(177)	(98)	(235)
Net cash provided by (used in) financing activities	(130)	(526)	(2)
Net cash provided by (used in) operating activities	307	363	143
Free cash flow(1)	224	261	55
______________________________

(1)	See "Non-US GAAP Financial Measures" below.

(2)
The Company's discussion of adjusted earnings includes use of the term "segment income". This non-GAAP term is defined below and reconciled in our Non-US GAAP Financial Measures and Supplemental Information document referenced below.

First Quarter 2019 Highlights:

•
Announced appointments of Mark Rohr to Executive Chairman and Lori Ryerkerk to Chief Executive Officer, effective May 1, 2019. Ryerkerk most recently served as Executive Vice President of Global Manufacturing at Shell.

•	Welcomed A. Lynne Puckett as Senior Vice President and General Counsel, effective February 13, 2019.

•	Announced an expansion of the thermoplastic co-polyester production unit at the Donegani facility in Ferrara, Italy to support continued growth in Engineered Materials.

•	Announced expansion of Clear Lake methanol production to 1.7 million metric tons per year in support of the global reconfiguration of the acid production footprint.

•	Commercialized 1,075 Engineered Materials projects in the first quarter of 2019, a 45 percent increase year over year, and on track to delivering more than 4,000 project wins in 2019.

•	Completed the acquisition of Next Polymers Ltd., a leading domestic engineering thermoplastics compounder in India.

•	Received a credit rating upgrade on April 12, by Standard & Poor's to BBB from BBB-.

•	Increased the quarterly dividend by 15 percent to an annualized rate of $2.48 per share, the tenth consecutive year of dividend increases.

•	Announced a new share repurchase authorization of $1.5 billion, adding to the $0.5 billion which remains from the prior authorization.

First Quarter 2019 Business Segment Overview
Engineered Materials (EM)
Engineered Materials generated first quarter net sales of $663 million, an increase of 7 percent over the fourth quarter of 2018 on higher volume and pricing. GAAP operating profit of $144 million and segment income of $183 million were both first quarter records as the business continued to lift average pricing in the quarter. The business delivered first quarter operating profit margin of 21.7 percent and adjusted EBIT margin of 27.6 percent, increases of 640 basis points and 350 basis points, respectively, over the prior quarter. Although volumes were down 3 percent year over year, margins increased both sequentially and year over year as the business expanded pricing and upgraded the sales mix. The EM base business, excluding affiliates, contributed record adjusted EBIT that more than offset continued underlying demand weakness and affiliate performance. As a result, the overall business grew GAAP operating profit and segment income on a sequential and year over year basis.

Acetyl Chain
The Acetyl Chain recorded net sales of $889 million in the first quarter, as sequential volume growth of 5 percent partially offset a decline in industry pricing. GAAP operating profit was $202 million and segment income was $203 million, the fifth consecutive quarter each has surpassed $200 million. GAAP operating and segment income margins of approximately 23.0 percent, amid lower industry utilization and pricing, further confirm the elevated foundational earnings of the business. The Acetyl Chain utilized the newly expanded VAM capacity at Clear Lake and flexed its global supply network and integrated chain to grow volume and upgrade the sales mix sequentially. The Acetyl Chain continues to expand its ability to activate the global network to deliver performance in excess of underlying market conditions.
Acetate Tow
Acetate Tow reported GAAP operating profit of $40 million and segment income of $72 million in the first quarter, improvements over the fourth quarter of 2018 and reflective of anticipated run-rate quarterly performance levels. Price and volume in the first quarter increased slightly over the fourth quarter of 2018 and were stable compared to the same quarter last year. Dividends from affiliates were $32 million in the first quarter, in line with the prior year but higher sequentially due to the timing of dividend payments from the Chinese joint ventures.
Cash Flow and Tax
The Company delivered a first quarter record performance in operating cash flow and free cash flow of $307 million and $224 million, respectively, driven by strong business results and efficient management of working capital. Capital expenditures in the quarter were $79 million, including productivity and expansion projects in Engineered Materials and the Acetyl Chain, and on track to total $350 to $400 million for the year. For the quarter, a total of $270 million in cash was returned to shareholders, including $70 million in dividends and $200 million in share repurchases. The effective US GAAP tax rate was 12 percent in the first quarter compared to 15 percent in the same quarter of last year, primarily due to valuation allowance adjustments on deferred tax assets. The tax rate for adjusted EPS was 14 percent in the quarter, unchanged year over year.
Outlook
"Challenging global business conditions persisted into the new year, and our strong first quarter performance solidly underscores the capability of our businesses to deliver in any environment," said Mark Rohr, chairman and chief executive officer. "Engineered Materials executed the project pipeline model to deliver earnings growth, both sequential and year over year, that was distinctly elevated beyond underlying market conditions. In the Acetyl Chain, another quarter of fundamentally strong earnings displayed the power to create incremental value by flexing our global network. Looking forward, we are not forecasting a significant improvement in demand in the current quarter, and therefore expect second quarter performance similar to first quarter. Based on an expectation that underlying fundamentals will begin to improve later this year, we have confidence in reaffirming our expectation for 2019 adjusted earnings of approximately $10.50 per share. We continue to strategically invest in our businesses and further expand our capability to drive consistent growth and value creation for our shareholders."
We are unable to reconcile forecasted adjusted earnings per share growth to US GAAP diluted earnings per share without unreasonable efforts because a forecast of Certain Items, such as mark-to-market pension gains/losses, is not practical.
The Company's earnings presentation and prepared remarks related to the first quarter results will be posted on its website at investors.celanese.com under News & Events/Presentations after market close on April 22, 2019. Information about Non-US GAAP measures is included in a Non-US GAAP Financial Measures and Supplemental Information document posted on our website and available at the link below. See "Non-GAAP Financial Measures" below.

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Chuck Kyrish	Travis Jacobsen	Jens Kurth
Phone: +1 972 443 4574	Phone: +1 972 443 3750	Phone: +49(0)69 45009 1574
Chuck.Kyrish@celanese.com	William.Jacobsen@celanese.com	J.Kurth@celanese.com
Celanese Corporation is a global chemical leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. Our businesses use the full breadth of Celanese's global chemistry, technology and commercial expertise to create value for our customers, employees, shareholders and the corporation. As we partner with our customers to solve their most critical business needs, we strive to make a positive impact on our communities and the world through The Celanese Foundation. Based in Dallas, Celanese employs approximately 7,700 employees worldwide and had 2018 net sales of $7.2 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com or our blog at www.celaneseblog.com.

Forward-Looking Statements
This release may contain "forward-looking statements," which include information concerning the Company's plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics and construction industries; changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions; the ability to reduce or maintain their current levels of production costs and to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; market acceptance of our technology; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the Company; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, cyber security incidents, terrorism or political unrest or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the occurrence of acts of war or terrorist incidents or as a result of weather or natural disasters; potential liability for remedial actions and increased costs under existing or future environmental regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; and various other factors discussed from time to time in the

Company's filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
Non-GAAP Financial Measures
Presentation
This document presents the Company's three business segments, Engineered Materials, Acetate Tow and Acetyl Chain.
Use of Non-US GAAP Financial Information
This release uses the following Non-US GAAP measures: adjusted EBIT, adjusted EBIT margin, operating EBITDA, adjusted earnings per share and free cash flow. These measures are not recognized in accordance with US GAAP and should not be viewed as an alternative to US GAAP measures of performance or liquidity. The most directly comparable financial measure presented in accordance with US GAAP in our consolidated financial statements for adjusted EBIT and operating EBITDA is net earnings (loss) attributable to Celanese Corporation; for adjusted EBIT margin is operating margin; for adjusted earnings per share is earnings (loss) from continuing operations attributable to Celanese Corporation per common share-diluted; and for free cash flow is net cash provided by (used in) operations.
Definitions of Non-US GAAP Financial Measures

•
Adjusted EBIT is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense and taxes, and further adjusted for Certain Items (refer to Table 8 of our Non-US GAAP Financial Measures and Supplemental Information document). We do not provide reconciliations for adjusted EBIT on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information. Adjusted EBIT margin is defined by the Company as adjusted EBIT divided by net sales.

•	Adjusted EBIT by business segment may also be referred to by management as segment income. Adjusted EBIT margin by business segment may also be referred to by management as segment income margin.

•
Operating EBITDA is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense, taxes and depreciation and amortization, and further adjusted for Certain Items, which Certain Items include accelerated depreciation and amortization expense. Operating EBITDA is equal to adjusted EBIT plus depreciation and amortization.

•
Adjusted earnings per share is a performance measure used by the Company and is defined by the Company as earnings (loss) from continuing operations attributable to Celanese Corporation, adjusted for income tax (provision) benefit, Certain Items, and refinancing and related expenses, divided by the number of basic common shares and dilutive restricted stock units and stock options calculated using the treasury method. We do not provide reconciliations for adjusted earnings per share on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.

Note: The income tax expense (benefit) on Certain Items ("Non-GAAP adjustments") is determined using the applicable rates in the taxing jurisdictions in which the Non-GAAP adjustments occurred and includes both current and deferred income tax expense (benefit). The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities and related costs, where applicable, and specifically excludes changes in uncertain tax positions, discrete recognition of GAAP items on a quarterly basis, other pre-tax items adjusted out of our GAAP earnings for adjusted earnings per share purposes and changes in management's assessments regarding the ability to realize deferred tax assets for GAAP. In determining the adjusted earnings per share tax rate, we reflect the impact of foreign tax credits when utilized, or expected to be utilized, absent discrete events impacting the timing of foreign tax credit utilization. We analyze this rate quarterly and adjust it if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the actual tax rate used for GAAP reporting in any given reporting period. Table 3a of our Non-US GAAP Financial Measures and Supplemental Information document summarizes the reconciliation of our estimated GAAP effective tax rate to the adjusted tax rate. The estimated GAAP rate excludes discrete recognition of GAAP items due to our inability to forecast such items. As part of the year-end reconciliation, we will update the reconciliation of the GAAP effective tax rate to the adjusted tax rate for actual results.

•
Free cash flow is a liquidity measure used by the Company and is defined by the Company as cash flow from operations, less capital expenditures on property, plant and equipment, and adjusted for capital contributions from or distributions to Mitsui & Co., Ltd. ("Mitsui") related to our methanol joint venture, Fairway Methanol LLC ("Fairway").

Reconciliation of Non-US GAAP Financial Measures
Reconciliations of the Non-US GAAP financial measures used in this press release to the comparable US GAAP financial measure, together with information about the purposes and uses of Non-US GAAP financial measures, are included in our Non-US GAAP Financial Measures and Supplemental Information document filed as an exhibit to our Current Report on Form 8-K filed with the SEC on or about April 22, 2019 and also available on our website at investors.celanese.com under Financial Information/Non-GAAP Financial Measures, or at this link: http://investors.celanese.com/interactive/lookandfeel/4103411/Non-GAAP.PDF.

Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.
Supplemental Information
Additional information about our prior period performance is included in our Quarterly Reports on Form 10-Q and in our Non-US GAAP Financial Measures and Supplemental Information document.

Consolidated Statements of Operations - Unaudited

	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
	(In $ millions, except share and per share data)
Net sales	1,687	1,689	1,851
Cost of sales	(1,234)	(1,269)	(1,336)
Gross profit	453	420	515
Selling, general and administrative expenses	(120)	(134)	(147)
Amortization of intangible assets	(6)	(6)	(6)
Research and development expenses	(16)	(18)	(18)
Other (charges) gains, net	4	—	—
Foreign exchange gain (loss), net	5	(2)	(1)
Gain (loss) on disposition of businesses and assets, net	—	(1)	—
Operating profit (loss)	320	259	343
Equity in net earnings (loss) of affiliates	50	53	58
Non-operating pension and other postretirement employee benefit (expense) income	17	(139)	26
Interest expense	(31)	(30)	(33)
Refinancing expense	—	(1)	—
Interest income	1	2	2
Dividend income - equity investments	32	25	32
Other income (expense), net	(4)	5	4
Earnings (loss) from continuing operations before tax	385	174	432
Income tax (provision) benefit	(46)	(76)	(65)
Earnings (loss) from continuing operations	339	98	367
Earnings (loss) from operation of discontinued operations	(1)	4	(2)
Income tax (provision) benefit from discontinued operations	—	(1)	—
Earnings (loss) from discontinued operations	(1)	3	(2)
Net earnings (loss)	338	101	365
Net (earnings) loss attributable to noncontrolling interests	(1)	(2)	(2)
Net earnings (loss) attributable to Celanese Corporation	337	99	363
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	338	96	365
Earnings (loss) from discontinued operations	(1)	3	(2)
Net earnings (loss)	337	99	363
Earnings (loss) per common share - basic
Continuing operations	2.65	0.73	2.69
Discontinued operations	(0.01)	0.02	(0.02)
Net earnings (loss) - basic	2.64	0.75	2.67
Earnings (loss) per common share - diluted
Continuing operations	2.64	0.73	2.68
Discontinued operations	(0.01)	0.02	(0.02)
Net earnings (loss) - diluted	2.63	0.75	2.66
Weighted average shares (in millions)
Basic	127.5	131.2	135.9
Diluted	128.2	132.1	136.4

Consolidated Balance Sheets - Unaudited

	As of March 31, 2019	As of December 31, 2018
	(In $ millions)
ASSETS
Current Assets
Cash and cash equivalents	441	439
Trade receivables - third party and affiliates, net	1,015	1,017
Non-trade receivables, net	343	301
Inventories	1,009	1,046
Marketable securities, at fair value	29	31
Other assets	47	40
Total current assets	2,884	2,874
Investments in affiliates	950	979
Property, plant and equipment, net	3,721	3,719
Operating lease right-of-use assets	210	—
Deferred income taxes	93	84
Other assets	309	290
Goodwill	1,075	1,057
Intangible assets, net	332	310
Total assets	9,574	9,313
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	743	561
Trade payables - third party and affiliates	699	819
Other liabilities	311	343
Income taxes payable	69	56
Total current liabilities	1,822	1,779
Long-term debt, net of unamortized deferred financing costs	2,933	2,970
Deferred income taxes	273	255
Uncertain tax positions	162	158
Benefit obligations	550	564
Operating lease liabilities	193	—
Other liabilities	202	208
Commitments and Contingencies
Stockholders' Equity
Treasury stock, at cost	(3,048)	(2,849)
Additional paid-in capital	224	233
Retained earnings	6,114	5,847
Accumulated other comprehensive income (loss), net	(243)	(247)
Total Celanese Corporation stockholders' equity	3,047	2,984
Noncontrolling interests	392	395
Total equity	3,439	3,379
Total liabilities and equity	9,574	9,313